Exhibit 10.32

CompAir Drucklufttechnik
Zweigniederlassung der
Gardner Denver Deutschland GmbH

Argenthaler Straße 11
D-55469 Simmern/Hunsrück

Telefon +49 (0) 6761 832-0
Fax +49 (0) 6761 832-408

www.compair.com

eitsvertrag / Employment Contract
zwischen / between
CompAir Drucklufttechnik – Zweigniederlassung der Gardner Denver Deutschland GmbH

Argenthaler Straße 11, 55469 Simmern

– nachfolgend auch „Arbeitgeber“ genannt / hereinafter also referred to as „Employer“ –

und / and
Enrique Miñarro Viseras, 2A The Orchard, Marlow, SL7 3EF, United Kingdom – nachfolgend auch „Mitarbeiter“ genannt / hereinafter also referred to as „Employee“ –

	§ 1 Beginn und Aufgabenbereich	§ 1 Commencement and Field of Duties
(1)	Der Mitarbeiter wird ab dem 10.05.2016 als VP/GM EMEA Region (Vice President/General Manager Europe, Middle East, Africa) im Betrieb des Arbeitgebers in Simmern als leitender Angestellter eingestellt.
The Employee will be employed as a Managerial employee (“leitender Angestellter” )  as from May 10, 2016 as VP/GM EMEA Region (Vice President/General Manager Europe, Middle East, Africa) in the division Department at the Employer’s plant in Simmern.

(2)
Seine Hauptaufgaben ergeben sich aus der als Anlage 1 beigefügten Arbeitsplatzbeschreibung. Der Mitarbeiter ist verpflichtet, zur Erfüllung seiner Aufgaben im Wirtschaftsraum Europa, Naher Osten und Afrika zu reisen sowie an der Sitz der Muttergesellschaft in den USA.

The job description, which is attached to this Contract as Exhibit 1, provides for a description of the main tasks he shall fulfill. In order to fulfill his tasks the Employee is obliged to travel in the economic region Europe, Middle East and Africa as well as to the USA.

(3)
Der Arbeitgeber behält sich vor, unter Berücksichtigung der Interessen des Mitarbeiters

-          dem Mitarbeiter bei gleicher Tätigkeit andere seinen Kenntnissen und Fähigkeiten entsprechende gleichwertige Aufgaben zuzuweisen

-          dem Mitarbeiter einen anderen Arbeitsort außerhalb des Betriebs in Simmern zuzuweisen und/oder

-          dem Mitarbeiter eine andere seinen Kenntnissen und Fähigkeiten entsprechende Tätigkeit zuzuweisen, sofern diese im Verhältnis zur bisherigen Tätigkeit mindestens gleichwertig ist.

The Employer reserves the right to assign to the Employee, taking into account his interests,

-          different equivalent tasks (within the same job) that are in accordance with his knowledge and abilities

-          a different place of work outside the plant in Simmern and/or

-          a different job that is in accordance with his knowledge and abilities, provided that this job is at least on a par with the previous job.

(4)
Der Mitarbeiter ist verpflichtet, auf Anordnung des Arbeitgebers im Rahmen des Arbeitsverhältnisses auch Urlaubs-/Krankheitsvertretungen auszuführen, ohne dass er bei der Vertretung einer höher bezahlten Arbeitskraft Anspruch auf höhere Vergütung hat.

If required by business needs, the employee shall also replace other employees due to their illness or vacation absence without entitlement for a higher pay in case the missing employee is paid higher.

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	§ 2 Arbeitszeit	§ 2 Working Hours
(1)
Die regelmäßige Arbeitszeit beträgt – exklusive Pausenzeiten – 40 Stunden wöchentlich. Beginn und Ende der Arbeitszeit und der Pausen richten sich nach den betrieblichen Arbeitszeitregelungen in der jeweils gültigen Fassung.

The regular working time is 40 hours per week – exclusive of any break times. Start and end of the regular working time as well as breaks comply with the company’s working time regulation, as amended from time to time.

(2)
Bei betrieblicher Notwendigkeit ist der Mitarbeiter verpflichtet, in gesetzlich zulässigem Umfang auch Überstunden und Mehrarbeit zu leisten sowie an Samstagen, Sonn- und Feiertagen zu arbeiten. Eine betriebliche Notwendigkeit liegt vor

•          zur Einhaltung von Fertigstellungsterminen oder Fristen,

•          zur Abdeckung vorübergehender Arbeitsspitzen,

•          zur Wahrnehmung von Terminen, die aufgrund Vorgaben Dritter (Kunden, Lieferanten o.ä.) oder der mangelnden Verfügbarkeit anderer Arbeitnehmer Überstunden bedingen,

•          zur Abdeckung sonstigen nicht planbaren Personalbedarfs, insbesondere in Vertretungssituationen oder

•          im Falle sonstiger betrieblicher Erfordernisse, die im Einzelfall auch unter Berücksichtigung der Interessen der Arbeitnehmer die Anordnung vorübergehender Überstunden rechtfertigen.

If required by business needs (e.g., in case of delays occurring during the performance of tasks, absences of colleagues such as sickness or annual leave or any other increase in workload), the Employee shall also work overtime and extra time and work on Saturdays, Sundays and public holidays within the legally permissible limits. Operational requirements shall be given in the event that

•          time limits or dates for completion of work must be met;

•          temporary work peaks must be covered;

•          meetings must be attended which cause Overtime based on the instruction of third parties (customers, suppliers etc.) or based on the lack of availability of other employees;

•          other, non-foreseeable staff requirements must be covered, in particular in stand-in situations; or

•          other operational reasons require and justify the instruction of temporary Overtime even if taking into account the interests of the Employee.

	§ 3 Vergütung	§ 3 Remuneration
(1)
Der Mitarbeiter erhält ein festes Brutto-Jahresgehalt in Höhe von

EUR 275.000,00 (für volle 12 Monate),

zahlbar in zwölf Monatsraten zu je EUR 22.916,67 brutto jeweils zum Monatsende. Die Zahlung des festen Brutto-Jahresgehalts erfolgt, sofern keine Zeiten ohne gesetzliche Zahlungsverpflichtungen entstehen.

Durch dieses Gehalt sind auch etwaige unter Beachtung der nach § 3 ArbZG zulässigen Höchstarbeitszeit geleistete Überstunden des Mitarbeiters sowie im gesetzlich zulässigen Rahmen erbrachte Mehrarbeit i. S. d. § 1 Abs. 2 abgegolten; dies gilt auch dann, wenn die Überstunden bzw. Mehrarbeit im gesetzlich zulässigen Rahmen an Samstagen, Sonn- oder Feiertagen erbracht werden. Gehaltsüberprüfungen finden entsprechend den betrieblichen Regelungen statt.

The Employee shall be paid a fixed annual salary in the gross amount of

EUR 275,000.00 (for 12 full months),

payable in twelve monthly installments in the gross amount of EUR 22,916.67 at the end of each month. The fixed gross annual salary shall be paid as long as there are no periods involved that are not subject to statutory payment obligations.

This salary shall also cover any overtime, which the Employee works within the legally permissible maximum working time pursuant to § 3 German Working Time Act, as well as excess work, which the Employee does within the legally permissible limits, pursuant to § 1 para. 2; this shall also apply when the overtime and excess work is done on a Saturday, Sunday or public holiday within the legally permissible limits. Salary reviews will take place according to company practice.

(2)
Der Mitarbeiter erhält, sofern sein Arbeitsverhältnis am 31.07.2016 (Stichtag) noch besteht, eine einmalige Bonuszahlung für die Unterzeichnung des Arbeitsvertrages zur Belohnung seiner Betriebstreue in Höhe von EUR 425.000,00 brutto. Die Auszahlung erfolgt mit dem Augustgehalt 2016. Der Mitarbeiter ist verpflichtet, die einmalige Bonuszahlung zurückzuzahlen, wenn das Arbeitsverhältnis aufgrund eigener Kündigung des Mitarbeiters (ohne dass dieser sich durch ein Verhalten des Arbeitgebers hierzu veranlasst sehen durfte) oder aufgrund außerordentlicher oder verhaltensbedingter Kündigung des Arbeitgebers aus einem von ihm zu vertretenden Grund innerhalb von sechs Monaten nach der Auszahlung endet. Die Rückzahlungsverpflichtung gilt entsprechend, wenn das Arbeitsverhältnis innerhalb des genannten Zeitraums durch Aufhebungsvertrag beendet wird und Anlass des Aufhebungsvertrags ein Recht des Arbeitgebers zur außerordentlichen oder verhaltensbedingten Kündigung oder ein Aufhebungsbegehren des Mitarbeiters (ohne dass dieser sich durch ein Verhalten des Arbeitgebers hierzu veranlasst sehen durfte) ist.

The Employee will receive a lump sum cash bonus in the amount of EUR 425,000.00 gross in the event that the employment relationship still persists at July 31, 2016 with respect to signing the employment contract and to reward his loyalty to the firm. The payment is made with the payment of the salary for August 2016. The employee is obliged to repay the bonus in case the employment relationship ends within six months after the pay-out of the bonus due to his own dismissal (in case he may not feel compelled by conduct of the Employer) or due to a dismissal by the Employer for good cause or due to the conduct of the Employee. The repayment obligation also applies if the employment relationship ends by a termination agreement and the occasion of the termination agreement is a right of the Employer to terminate for good cause or due to the conduct of the Employee or a cancellation request of the Employee (in case he may not feel compelled by conduct of the Employer).

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(3)
Der Mitarbeiter nimmt an dem Management Incentive Programm („MIP“) des Arbeitgebers teil und hat die Möglichkeit beginnend ab dem Geschäftsjahr 2016 und in jedem nachfolgenden Geschäftsjahr und unter den Voraussetzungen des jeweils gültigen Management Incentive Programms, insbesondere bei Erreichen der dort geregelten Ziele, eine jährliche Leistungsprämie von bis zu 45 Prozent seines festen Brutto-Jahresgehalts nach (1) zu erhalten. Bei unterjährigem Beginn oder Ende des Arbeitsverhältnisses errechnet sich die Leistungsprämie entsprechend zeitanteilig.

Beginning with the Employer’s 2016 fiscal year and for each subsequent fiscal year, the Employee is eligible to earn an annual cash incentive award under the Employer’s Management Incentive Plan (“MIP”), subject to the terms and conditions of such plan as in effect from time to time, particularly in achieving the objectives regulated therein, in the amount of up to 45 percent of his fixed annual salary according to (1). Should the employment begin or end during the year, the annual cash bonus shall be pro-rated accordingly.

(4)
Der Mitarbeiter nimmt an dem Management Equity Programm („MEP“) der Gardner Denver, Inc. teil, das unter den jeweils gültigen Voraussetzungen die Möglichkeit enthält, Optionsrechte zu erhalten oder Investitionen in die Muttergesellschaft der Gardner Denver, Inc., die Renaissance Parent Corp., zu tätigen.

The Employee is eligible to participate in the Management Equity Program (“MEP”) of Gardner Denver, Inc., which includes option grants and the opportunity to invest in the parent holding company of Gardner Denver, Inc. (Renaissance Parent Corp.), subject to the terms of such program.

(5)
Der Mitarbeiter kann gemäß der Voraussetzungen der Umzugsrichtlinie des Arbeitgebers (Relocation Policy) eine Umzugskostenbeihilfe erhalten. Dazu werden der Arbeitgeber und der Mitarbeiter eine separate Umzugskostenbeihilfevereinbarung abschließen. Endet das Arbeitsverhältnis innerhalb von 24 Monaten nach dem Tag des Umzugs, so hat der Mitarbeiter die Umzugskostenbeihilfe an den Arbeitgeber  zurückzuzahlen. Die Rückzahlungsverpflichtung reduziert sich um 1/24 der zu erstattenden Umzugskosten für jeden Monat, den das Arbeitsverhältnis innerhalb der zweijährigen Bindungsdauer bestanden hat. Die Rückzahlungsverpflichtung besteht nur, wenn das Arbeitsverhältnis durch Eigenkündigung des Mitarbeiters, die nicht von einem arbeitgeberseitig zu vertretenden wichtigen Grund getragen ist, oder durch arbeitgeberseitige verhaltensbedingte Kündigung beendet wird.

The Employee is eligible for relocation benefits according to the Relocation Policy of the Employer. For this, Employer and Employee will close a separate relocation agreement. The Employee is obliged to repay the relocation benefits in case the employment relationship ends within 24 months after the date of the move. The repayment obligation will be reduced by 1/24 for each month the employment relationship has existed within the two-year period. The repayment obligation only exists if the employment relationship ends by a dismissal of the Employee, which is not induced by good cause on Employer’s responsibility, or by a dismissal of the Employer due to the conduct of the Employee.

(6)
Im ersten Jahr des Bestands des Arbeitsverhältnisses erhält der Mitarbeiter einen Jahreszuschuss für Schulkosten in Höhe von EUR 46.000,00. In den darauffolgenden Jahren erhält der Mitarbeiter einen solchen Zuschuss in Höhe von EUR 35.000,00 jährlich. Bei unterjährigem Beginn oder Ende des Arbeitsverhältnisses errechnet sich der Zuschuss entsprechend zeitanteilig. Sofern Steuern hierauf anfallen sollten, trägt diese der Mitarbeiter.

The Employer provides international school assistance in the amount of EUR 46,000.00 in the first year of the employment relationship. For each subsequent year the employer provides international school assistance in the amount of EUR 35,000.00. In case of beginning or ending of the employment during the year, the annual assistance shall be pro-rated accordingly. Should this payment cause any tax burden, these will have to be born by the Employee alone.

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(7)
Der Mitarbeiter hat alle Entgeltabrechnungen und –zahlungen unverzüglich zu überprüfen sowie zu viel bezahlte Bezüge anzuzeigen und zurückzuzahlen. Er kann sich auf den Einwand der Entreicherung nicht berufen, wenn er die Überzahlung erkannt hat oder hätte erkennen müssen oder wenn die Überzahlung auf Umständen beruht, die er zu vertreten hat.

The Employee shall verify any salary invoices and payments without delay as well as report and refund any overpayments.  The Employee shall not be entitled to raise the objection of the loss of enrichment, if he recognized or should have recognized the overpayment or if the overpayment is due to circumstances which the Employee is responsible for.

	§ 4 Dienstwagen	§ 4 Company Car

Das Unternehmen stellt dem Mitarbeiter einen Dienstwagen (basierend auf der Gardner Denver Car Policy) zur Erfüllung seiner dienstlichen Aufgaben und auch zur privaten Nutzung zur Verfügung. Das Recht zur privaten Nutzung kann durch den Arbeitgeber widerrufen werden, wenn das Arbeitsverhältnis gekündigt und der Mitarbeiter wirksam von der Arbeitspflicht freigestellt ist oder wenn das Arbeitsverhältnis ruht (z. B. Elternzeit). Im Falle der Ausübung des Widerrufsrechts steht dem Mitarbeiter kein Entschädigungsanspruch für die nicht mehr bestehende Nutzungsmöglichkeit zu.

Die Bestimmungen über die Dienstwagengewährung werden im Übrigen im KFZ-Überlassungsvertrag sowie in den jeweiligen betrieblichen Regelungen gesondert geregelt. Die Versteuerung des geldwerten Vorteils erfolgt aufgrund der jeweils gültigen steuerlichen Vorschriften und ist vom Mitarbeiter zu leisten.

Alternativ zur Gestellung eines Dienstwagens, der auch privat genutzt werden kann, zahlt der Arbeitgeber einen monatlichen Brutto-Zuschuss in Höhe von EUR XXX.

The Employer provides a company car (based on Gardner Denver Car Policy) to the Employee for the performance of his official duties and for private usage. The Employer may revoke the right to use the company car for private purposes if both party has given notice of termination of employment to the other party and if the Employer has effectively released the Employee from his work duties or if the employment relationship has been suspended (e.g. parental leave). If the Employer makes use of the right of revocation, the Employee shall not be entitled to any claim for compensation for the loss of further use of the car.

The regulations regarding the provision of a company car will be specified in the Vehicle Usage Agreement as well as in the respective operative regulations. Taxation of a benefit in kind shall be handled on the basis of applicable fiscal regulations and shall be paid by the Employee.

Alternatively and in lieu of a company car, which can also be used for private purposes by the employee, the employer will grant a monthly gross amount as a car allowance of EUR XXX.

	§ 5 Wegfall und Freiwilligkeit von Vergütungsbestandteilen	§ 5 Cessation and Voluntariness of Elements of Remuneration
(1)
Auf Vergütungsbestandteile, die dem Mitarbeiter aus einem bestimmten Grund, z. B. wegen besonderer Arbeitsbedingungen oder bestimmter Sonderaufgaben, gewährt werden, hat der Mitarbeiter keinen Anspruch mehr, wenn der Grund für die Gewährung des betreffenden Vergütungsbestandteils entfällt.

The Employee shall no longer be entitled to such elements of remuneration that were granted to him for a specific reason, e.g. due to particular working conditions or the assignment of specific tasks, if the specific reason for the grant of the respective element of remuneration ceases to exist.

(2)
Bei nicht aufgrund zwingend anwendbarer Bestimmungen geleisteten Gratifikationen, Prämien und anderen Einmalzahlungen des Arbeitgebers, die nicht Bestandteil des laufenden monatlichen Arbeitsentgelts sind, handelt es sich auch ohne besonderen Hinweis stets um freiwillige Leistungen des Arbeitgebers, auf die – auch bei wiederholter Gewährung – kein Rechtsanspruch besteht, weder für die Gegenwart noch für die Zukunft. Der Arbeitgeber behält sich vor, jedes Jahr neu zu entscheiden, ob und in welcher Höhe derartige Leistungen gewährt werden.

Bonuses, premiums and other single payments that are granted by the Employer but not based on mandatory provisions and that are not part of the running monthly remuneration are always – even without any special note – voluntary payments made by the Employer.  The Employee does not have any legal claim for these voluntary payments, neither at present nor for the future; this shall also apply in case of recurring payments. The Employer reserves the right to decide each year whether, and in what amount, it awards such voluntary payments.

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(3)
Betriebliche Sonderleistungen des Arbeitgebers oder sonstige Vergünstigungen, die aus sozialen Gründen gewährt werden, sind ebenfalls freiwillige Leistungen, auf die – auch bei wiederholter Gewährung – kein Rechtsanspruch besteht, weder für die Gegenwart noch für die Zukunft.

Operational special payments made by the Employer or any other benefits granted for social reasons are voluntary payments as well.  The Employee does not have any legal claim for these voluntary payments, neither at present nor for the future; this shall also apply in case of recurring payments.

	§ 6 Urlaub	§ 6 Vacation
(1)
Der Urlaub beträgt im Falle der Verteilung der Arbeitszeit auf 5 Arbeitstage pro Woche 30 Arbeitstage pro Kalenderjahr (gesetzlicher Urlaubsanspruch von 20 Arbeitstagen pro Jahr zuzüglich eines vertraglichen Urlaubsanspruchs von 10 Arbeitstagen pro Jahr).

In case the working time is allocated to 5 working days per week, the Employee shall be entitled to an annual vacation of 30 working days (statutory leave entitlement of 20 working days per year and additional contractual leave entitlement of 10 working days per year).

(2)
Bei unterjährigem Beginn oder unterjähriger Beendigung des Arbeitsverhältnisses hat der Mitarbeiter für das betreffende Kalenderjahr lediglich Anspruch auf 1/12 des Jahresurlaubs (bestehend aus gesetzlichen Urlaub und vertraglichem Urlaub) pro vollen Monat des Arbeitsverhältnisses, soweit dadurch nicht der gesetzliche Mindesturlaubsanspruch nach §§ 3, 5 BUrlG berührt wird.

If the term of this Employment Contract begins or expires at any time other than the beginning or the end of a calendar year, the Employee shall only be entitled to 1/12 of the annual vacation (consisting of the statutory and the contractual vacation entitlement) per full month of employment, as far as the statutory minimum claim for vacation pursuant to § 3 and § 5 Federal Holiday with Pay Act is not affected.

(3)
Die zeitliche Festlegung des Urlaubs ist mit dem Vorgesetzten rechtzeitig abzustimmen. Mit der Urlaubserteilung erfüllt die Gesellschaft zunächst den Anspruch des Mitarbeiters auf den gesetzlichen Mindesturlaub, dann einen gegebenenfalls bestehenden Anspruch auf gesetzlichen Zusatzurlaub. Erst nach vollständiger Erfüllung des gesetzlichen Mindesturlaubsanspruchs und eines etwaigen Anspruchs auf gesetzlichen Zusatzurlaub wird der vertragliche Mehrurlaub erteilt.

The timing of vacation shall be agreed with the competent superior in due time. By granting vacation the Company first fulfils the minimum statutory vacation entitlement, followed by an entitlement to statutory additional vacation, if any. Only upon complete fulfilment of the minimum statutory vacation entitlement and the statutory additional vacation, if any, the contractual vacation entitlement shall be granted.

(4)
Das Urlaubsjahr ist das Kalenderjahr. Der Urlaub muss bis spätestens 31. Dezember des laufenden Jahres genommen werden. Bis zu diesem Zeitpunkt nicht genommener Urlaub verfällt grundsätzlich entschädigungslos; dies gilt für den vertraglichen Urlaubsanspruch auch dann, wenn der Urlaub wegen Krankheit bis zu diesem Zeitpunkt nicht genommen werden konnte. Lediglich der gesetzliche Urlaubsanspruch nach dem BUrlG, der wegen Krankheit bis zu diesem Zeitpunkt nicht genommen werden konnte, verfällt nicht bereits zu diesem Zeitpunkt, sondern erst zum 31. März des darauffolgenden, d. h. übernächsten Kalenderjahres.

The year of vacation is the calendar year.  Vacation must be taken by December 31 of the current year.  Vacation, which was not taken until this date, generally lapses without any compensation due; this shall also apply to the contractual vacation entitlement, even if this vacation could not be taken by then due to illness.  Only the statutory vacation according to the Federal Holiday with Pay Act that could not be taken until then due to illness shall not already lapse at that time but only on March 31 of the subsequent year, i.e. of the year, which follows the following year.

	§ 7 Probezeit, Beendigung und Ruhen des Arbeitsverhältnisses	§ 7 Probationary Period, Termination and Suspension of the Employment Relationship

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(1)
Dieser Vertrag wird auf unbestimmte Zeit geschlossen. Die ersten 6 Monate des Arbeitsverhältnisses gelten als Probezeit. Während der Probezeit kann das Arbeitsverhältnis beidseitig mit einer Frist von 4 Wochen zum Monatsende gekündigt werden.

This Employment Contract is entered into for an indefinite period of time. The first 6 months of the employment relationship are treated as probationary period. During the probationary period either Party can terminate the Employment Contract under observance of a notice period of 4 weeks effective to end of a month.

(2)	Eine ordentliche Kündigung vor Beginn des Arbeitsverhältnisses ist ausgeschlossen.	The Employment Contract cannot be terminated with due notice prior to its commencement.
(3)
Es gilt eine Kündigungsfrist von 3 Monaten zum Ende eines Kalendermonats. Jede gesetzliche Verlängerung der für den Arbeitgeber geltenden Kündigungsfrist zugunsten des Mitarbeiters gilt in gleicher Weise auch zugunsten des Arbeitgebers im Falle einer Kündigung des Mitarbeiters.

Notice period of 3 months taking effect at the end of a calendar month. Any statutory extension of the notice period that applies in favor of the Employee in case the Employer gives notice of termination to the Employee shall equally apply in favor of the Employer in case the Employee gives notice of termination to the Employer.

(4)	Das Recht zur fristlosen Kündigung aus wichtigem Grund bleibt unberührt. Eine unwirksame fristlose Kündigung gilt als ordentliche Kündigung zum nächstmöglichen zulässigen Termin.
The right to terminate the employment with immediate effect for an important reason remains unaffected.  An invalid termination with immediate effect shall be regarded as regular termination as from the next possible permitted time.

(5)
Der Arbeitgeber ist berechtigt, den Mitarbeiter ab Ausspruch einer Kündigung durch eine der Parteien bis zum Ablauf der Kündigungsfrist und gegebenenfalls im Rahmen eines eventuell geltend gemachten Weiterbeschäftigungsanspruchs bis zum rechtskräftigen Abschluss eines etwaigen Rechtsstreits über die Wirksamkeit der Kündigung ganz oder teilweise widerruflich oder unwiderruflich von der Arbeitspflicht freizustellen. Vergütungsansprüche bleiben dem Mitarbeiter während der Freistellung erhalten, soweit die gesetzlichen Voraussetzungen des Annahmeverzuges gemäß § 615 BGB erfüllt sind. Während der Freistellung findet – mit Ausnahme der Resturlaubszeiten – auch § 615 Satz 2 BGB Anwendung. Eine unwiderrufliche Freistellung erfolgt unter Anrechnung der dem Mitarbeiter eventuell noch zustehenden Urlaubsansprüche, wobei der Urlaub zu Beginn der Freistellungsphase gewährt wird, soweit dem keine schutzwürdigen Belange des Mitarbeiters entgegenstehen. Das gesetzliche Wettbewerbsverbot gilt in jedem Falle bis zur rechtlichen Beendigung des Arbeitsverhältnisses.

The Employer shall have the right to release the Employee from his work duties in part or in whole, revocably or irrevocably, as soon as either Party gave notice of termination to the other Party until the expiration of the notice period and, if applicable, in connection with a claim for further employment that the Employee may have asserted, until the final and absolute conclusion of a possible legal dispute regarding the effectiveness of the termination. The Employee‘s entitlement to remuneration during the period of release shall remain unaffected, provided that the statutory requirements for default of acceptance pursuant to Section 615 German Civil Code are met.  Section 615 2nd sentence German Civil Code shall also apply during the period of release except for periods of remaining vacation.  In case of an irrevocable release, the period of release shall be set off against any remaining vacation entitlement; vacation will be granted at the beginning of the period of release, unless this affects interests of the Employee worthy of protection.  The statutory prohibition of competition will at any rate continue to apply until the employment legally terminates.

(6)	Der voran stehende Absatz gilt entsprechend bei anderen Streitigkeiten über den Fortbestand des Arbeitsverhältnisses.	The preceding paragraph shall apply accordingly to any other disputes on the further existence of the employment relationship.
(7)
Das Arbeitsverhältnis endet ohne Kündigung mit Ablauf des Monats, in dem der Mitarbeiter die für ihn maßgebliche Regelaltersgrenze für den Bezug der gesetzlichen Altersrente erreicht hat, oder in dem Zeitpunkt, ab dem der Mitarbeiter eine Altersrente, gleich aus welchem Rechtsgrund, bezieht. Das Arbeitsverhältnis endet ebenfalls ohne Kündigung mit Ablauf des Monats, indem dem Mitarbeiter der Bescheid eines Rentenversicherungsträgers über eine unbefristete Rente wegen vollständiger Erwerbsminderung zugeht, wenn der Mitarbeiter nicht vor Ablauf der Widerspruchsfrist seinen Antrag zurücknimmt oder auf eine Rente auf Zeit einschränkt, bei späterem Beginn des entsprechenden Rentenbezugs jedoch erst mit Ablauf des dem Rentenbeginn vorhergehenden Tages.

The employment relationship shall terminate, without the need of a formal notice of termination, at the end of the month, in which the Employee achieves his regular retirement age for payment of the statutory old-age pension, or at the time when the Employee receives an old-age pension, irrespective of the legal basis. The employment relationship shall also terminate, without the need of a formal notice of termination, at the end of the month, in which the Employee receives the pension approval certificate of a Pensions Regulatory Authority regarding the grant of an indefinite annuity for complete reduction in earning capacity, unless the Employee withdraws his application prior to the expiration of the opposition period or reduces his application to a temporary annuity; if the annuity payments start only at a later date, the employment relationship terminates only at the end of the day preceding the day when the annuity payments starts.

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(8)
Das Arbeitsverhältnis ruht während des Bezugs von Arbeitslosengeld sowie ab dem Zeitpunkt, indem dem Mitarbeiter der Bescheid eines Rentenversicherungsträgers über eine Rente auf Zeit wegen vollständiger Erwerbsminderung zugeht, für die Dauer des Rentenbezugs. Das Recht, das Arbeitsverhältnis nach Maßgabe der gesetzlichen Regelungen zu kündigen, bleibt hiervon unberührt.

The employment relationship shall be suspended as long as the Employee receives unemployment benefits as well as from the time, when the Employee receives the pension approval certificate of a Pensions Regulatory Authority regarding the grant of a temporary annuity for complete reduction in earning capacity, for the duration of the annuity payments. The right to terminate the employment relationship in accordance with the statutory provisions shall remain unaffected thereby.

(9)	Der Mitarbeiter hat den Arbeitgeber unverzüglich über den Zugang eines Rentenbescheids oder den Bezug von Arbeitslosengeld zu unterrichten.	The Employee shall inform the Employer without delay about the receipt of any pension approval certificate or the receipt of unemployment benefits.
	§ 8 Arbeitsverhinderung	§ 8 Incapacity for Work
(1)
Jede Arbeitsverhinderung ist, sobald sie dem Mitarbeiter bekannt ist, dem Arbeitgeber unter Angabe der Gründe (z. B. Krankheit) und der voraussichtlichen Dauer sowie ggf. der Adresse eines vom Wohnsitz abweichenden Aufenthaltsortes unverzüglich mitzuteilen. Gleiches gilt, wenn die Arbeitsverhinderung länger als erwartet andauert.

The Employee shall report any incapacity for work to the Employer without delay as soon as the incapacity has become known to him, specifying the reason (e.g. illness) and the expected duration as well as, if applicable, the precise whereabouts if different from the Employee’s residence.  The same shall apply if the incapacity for work persists longer than expected.

(2)	Im Falle der Arbeitsunfähigkeit wegen Krankheit hat der Mitarbeiter außerdem auch die hierfür geltenden besonderen gesetzlichen und betrieblichen Mitteilungs- und Nachweispflichten zu erfüllen.	In case of incapacity for work owing to illness, the Employee shall also meet the applicable specific statutory and company’s obligations to furnish information and proof.
(3)
Entgeltfortzahlung wird nach den gesetzlichen Bestimmungen gewährt. Solange der Mitarbeiter seinen Mitteilungs- und Nachweispflichten nicht nachkommt, ist der Arbeitgeber unter den Voraussetzungen des § 7 EFZG berechtigt, die Fortzahlung des Arbeitsentgeltes zu verweigern.

The Employer shall continue to pay the remuneration as determined by German law.  As long as the Employee fails to comply with his obligations to furnish information and proof, the Employer shall have the right to refuse continued payment of remuneration in accordance with Section 7 of the Act on Continued Remuneration.

	§ 9 Ärztliche Untersuchung	§ 9 Medical Examination
(1)
Der Mitarbeiter ist verpflichtet, sich auf Verlangen des Arbeitgebers einer ärztlichen Untersuchung zu unterziehen, wenn Zweifel an der gesundheitlichen Eignung des Mitarbeiters für die ihm obliegenden Tätigkeiten bestehen oder der Arbeitgeber ein sonstiges berechtigtes Interesse an einer ärztlichen Untersuchung hat. Der Arbeitgeber trägt die Kosten dieser Untersuchung, wenn diese nicht von einem Dritten übernommen werden.

At the Employer’s request, the Employee shall undergo a medical examination, if there are doubts about the Employee’s physical and/or mental aptitude for the work duties that he shall fulfill or if the Employer has any other legitimate interest in a medical examination.  The Employer shall bear the costs of this medical examination, unless they are covered by a third party.

(2)	Der Arbeitgeber ist berechtigt, die Untersuchung durch einen Arbeitsmediziner zu verlangen.	The Employer shall have the right to require the examination by an occupational health physician.

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(3)
Der Mitarbeiter ist verpflichtet, den Arbeitgeber über die Ergebnisse der Untersuchung zu unterrichten, soweit sie die Frage der gesundheitlichen Eignung des Mitarbeiters für die ihm obliegenden Tätigkeiten betreffen. Auf Verlangen des Arbeitgebers ist der Mitarbeiter weiterhin verpflichtet, den behandelnden Arzt insoweit von der Schweigepflicht zu entbinden, als es um die Frage der gesundheitlichen Eignung des Mitarbeiters für die ihm obliegende Tätigkeit geht.

The Employee shall inform the Employer about the results of such examination as far as they concern the Employee’s physical and/or mental aptitude for the work duties that he shall fulfill.  Furthermore, at the Employer’s request the Employee shall release the examining physician of the professional obligation not to disclose any confidential medical communication, as far as the Employee’s physical and/or mental aptitude for the work duties that he shall fulfill is concerned.

	§ 10 Arbeitsmittel / Informations- und Kommunikationstechnik; Verschwiegenheits- und Herausgabepflichten	§ 10 Work Equipment / Information and Communication Technology; Obligations of Secrecy and to Return
(1)
Dem Mitarbeiter ist es untersagt, Software des Arbeitgebers oder Software, für die der Arbeitgeber eine Lizenz besitzt, zu kopieren und/oder auf Computern des Arbeitgebers Software ohne vorherige Zustimmung des Arbeitgebers zu installieren.
The Employee shall not copy any software of the Employer or software licensed by the Employer; he shall not install any software on the Employer’s computers without the Employer’s prior approval.
(2)
Der Mitarbeiter darf Mittel der Informations- und Kommunikationstechnik des Arbeitgebers (z. B. Internet und E-Mail-System) ausschließlich nach Maßgabe erteilter Weisungen des Arbeitgebers nutzen; soweit danach eine Nutzung zu privaten Zwecken nicht ausdrücklich gestattet ist, ist sie untersagt.

The Employee is allowed to use the Employer’s means of information and communication technology (e.g. Internet and e-mail system) exclusively according to the instructions of the Employer; insofar as the use for private purposes is not explicitly allowed according to these instructions, the use for private purposes is prohibited.

(3)
Der Mitarbeiter hat über alle ihm zur Kenntnis gelangenden Angelegenheiten des Arbeitgebers Stillschweigen zu bewahren, soweit es sich um Betriebs- und Geschäftsgeheimnisse handelt. Dies gilt auch für solche Tatsachen, die der Arbeitgeber als vertraulich bezeichnet oder bei denen aus den Umständen ersichtlich ist, dass sie gegenüber Dritten nicht offenbart werden dürfen.

The Employee shall keep in confidence all matters affecting the Employer that he may become aware of as far as they concern company or business secrets.  This shall also apply to any facts that the Employer characterized as confidential or where it is obvious under the prevailing circumstances that they should not be disclosed to third parties.

(4)
Die Verschwiegenheitspflicht erstreckt sich auch auf die im dritten Absatz dieses § 10 bezeichneten Angelegenheiten anderer Unternehmen, mit denen der Arbeitgeber rechtlich, organisatorisch oder wirtschaftlich verbunden ist oder mit denen er in geschäftlichem Kontakt steht.

The obligation of secrecy shall also apply to matters as described in the 3rd paragraph of this Section 10 if they concern other companies to which the Employer is legally, organizationally or economically affiliated or maintains business relations.

(5)	Die Verschwiegenheitspflicht umfasst auch den Inhalt dieses Vertrages, soweit der Mitarbeiter nicht aufgrund gesetzlicher Vorschriften zu entsprechenden Angaben verpflichtet ist.	The obligation of secrecy shall also apply to the content of this Contract, unless the Employee is obligated to provide information based on statutory provisions.
(6)
Die in Absatz 3 bis 5 dieses § 10 geregelten Verschwiegenheitspflichten des Mitarbeiters bestehen – unbeschadet weitergehender gesetzlicher Vorschriften – auch nach Beendigung des Arbeitsverhältnisses fort; der Mitarbeiter darf die geheim zu haltenden Tatsachen auch nicht durch Weitergabe an Dritte verwerten.

The Employee’s obligations of secrecy as stipulated in paras. 3 to 5 of this Section 10 shall continue to apply beyond the termination of the Employment Contract – without prejudice to farther reaching statutory provisions; the Employee shall not utilize the facts that are to be kept in confidence by passing them on to third parties either.

(7)
Ein Verstoß gegen eine der in den Absätzen 3 bis 6 genannten Pflichten stellt einen wichtigen Grund dar, der den Arbeitgeber zur außerordentlichen Kündigung des Arbeitsverhältnisses zwischen den Parteien berechtigt. Übt der Arbeitgeber dieses Recht zur außerordentlichen Kündigung nicht aus, so berührt dies das Recht zur außerordentlichen Kündigung in einem Wiederholungsfall nicht.

A breach of one of the obligations outlined in Paragraphs 3 to 6 constitutes important cause, which shall entitle the Employer to issue an extraordinary termination of the employment contract between the parties. If the Employer does not exercise this right to extraordinary termination, this shall not affect the right to extraordinary termination in the event such a breach is repeated.

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(8)
Der Mitarbeiter ist verpflichtet, alle seine dienstlichen Tätigkeiten betreffenden Schriftstücke, Informationsträger und sonstigen Unterlagen – auch soweit es sich um seine persönlichen Aufzeichnungen, die Geschäftsvorgänge betreffen, handelt – als ihm anvertrautes Eigentum des Arbeitgebers sorgfältig zu behandeln und aufzubewahren und sie dem Arbeitgeber auf dessen Verlangen jederzeit, spätestens aber bei Beendigung des Arbeitsverhältnisses zurückzugeben; das gilt auch für Abschriften, Vervielfältigungen, gespeicherte Daten und Gegenstände. Dem Mitarbeiter steht daran kein Zurückbehaltungsrecht zu. Geschäftliche Unterlagen dürfen nur zu geschäftlichen Zwecken verwendet werden. Das Anfertigen von Abschriften, Auszügen oder Kopieren von Geschäftsunterlagen – auch EDV-technischer Art – ist nur für dienstliche Zwecke zulässig.

The Employee shall handle with care as property of the Employer that has been entrusted to him all documents, data carriers and other records concerning his work for the Employer – even if they are his personal recordings regarding business processes – and maintain them in safe keeping as well as return them to the Employer on demand at any time, however, upon the termination of the employment relationship at the latest; this shall also apply to any copies, replications, saved data and objects.  The Employee shall have no right of retention over any such records and objects.  Business records shall be used only for business purposes.  It is not permitted to make copies or extracts or duplicates of business records – including those of EDP-technical nature – for purposes other than business purposes.

(98)
Auf Verlangen des Arbeitgebers ist der Mitarbeiter verpflichtet, schriftlich zu versichern, dass er solche Unterlagen, sei es im Original oder in Kopie, nicht mehr besitzt und auch nicht an Dritte weitergegeben hat.
At the Employer’s request, the Employee shall assure in writing that he is no longer in possession of such documents – be they in original or copy – and has not passed them on to any third party.
(10)
Andere Vereinbarungen der Parteien oder Erklärungen des Mitarbeiters bezüglich Geheimhaltungspflichten bleiben unberührt; dies gilt insbesondere soweit sie zusätzliche Pflichten des  Mitarbeiters begründen.

Any other agreements of the Parties or declarations of the Employee regarding obligations of secrecy shall remain unaffected, in particular as far as they create any additional obligations of the Employee.

	§ 11 Erfindungen und andere Schöpfungen	§ 11 Inventions and other Creations
(1)
Der Mitarbeiter hat während der Dauer des Arbeitsverhältnisses gemachte Erfindungen – auch nicht dienstlicher Art – dem Arbeitgeber unverzüglich mitzuteilen. Im Übrigen gelten für Arbeitnehmererfindungen die gesetzlichen Bestimmungen.

The Employee shall inform the Employer without delay of any inventions made during the term of the employment relationship – also of unofficial nature.  Apart from this, the statutory provisions shall apply to inventions of the Employee.

(2)
Soweit nicht das Arbeitnehmererfindungsgesetz einschlägig ist, stehen alle Arbeitsergebnisse automatisch dem Arbeitgeber zu. Dies gilt unabhängig davon, ob sie von dem Mitarbeiter allein oder zusammen mit anderen Arbeitnehmern erarbeitet wurden. Gleiches gilt für Ergebnisse, die zwar nicht auf einen unmittelbaren Arbeitsauftrag zurückzuführen sind, aber mit dem Tätigkeitsbereich des Mitarbeiters zusammenhängen.

As far as the Law on Employee Inventions is not applicable, the Employer shall automatically have a right to all work results. This shall apply irrespective of whether or not the result was produced by the Employee alone or jointly with other employees.  The same shall apply to results that are not directly attributable to a work order but that are connected with the Employee’s scope of functions.

(3)
Soweit der Mitarbeiter Urheberrechte  oder andere nicht übertragbare Schutzrechte an Arbeitsergebnissen erwirbt, überträgt er bereits hiermit alle diesbezüglichen ausschließlichen, zeitlich, räumlich und inhaltlich unbeschränkten Nutzungs- und Verwertungsrechte hinsichtlich aller bekannten Nutzungs- und Verwertungsarten auf den Arbeitgeber, insbesondere das Recht zur Vervielfältigung, Verbreitung (auch in digitalisierter Form), der öffentlichen Wiedergabe und der Vorführung sowie das Recht zur Vornahme von Bearbeitungen, anderen Umgestaltungen und Verfilmungen. Dies gilt insbesondere, ungeachtet der Übertragungs- und Trägertechniken, für Printmedien, Rundfunk, Film und/oder digitale Medien (z. B. Telekommunikations- und Datendienste, z. B. Online-Dienste sowie Datenbanken und elektronische Trägermedien, z. B. magnetische, optische, magneto-optische und elektronische Trägermedien wie CD-ROM und Disketten). Dies schließt die Befugnis des Arbeitgebers ein, ohne gesonderte Zustimmung für jeden Einzelfall Nutzungs- oder Verwertungsrechte ganz oder teilweise auf andere zu übertragen oder anderen Nutzungs- oder Verwertungsrechte einzuräumen. Ansprüche des Mitarbeiters für die Übertragung dieser Rechte auf den Arbeitgeber sind durch das arbeitsvertragliche Entgelt abgegolten; diese Vergütung schließt auch die Nutzungserfolge und die Verwertungserlöse insbesondere aus Verkäufen und/oder Lizenzverträgen mit Dritten ein. Weitergehende Vergütungsansprüche sind ausgeschlossen. Höchstvorsorglich verzichtet der Mitarbeiter auf etwaige Vergütungsansprüche für die Rechtsübertragung, es sei denn nach deutschem Recht ist zwingend eine zusätzliche Vergütung vorgeschrieben. Die Übertragung der obengenannten Rechte bleibt von der Beendigung des Arbeitsverhältnisses unberührt.

Der Mitarbeiter ist nicht berechtigt, seine Arbeitsergebnisse direkt oder indirekt zu verwerten.

Should the Employee acquire copyrights or other non-transferable protective rights to work results, the Employee already herewith assigns all related exclusive use and exploitation rights to the Employer with respect to all known manners of use and exploitation, which are not limited in their application with regard to time, territory and content, in particular but not limited to the right of reproduction, the right of distribution (also digitalized), of public reproduction and of performance and the right of development, other modifications, and film rights.  This shall especially apply to print media, radio, film and/or digital media (e.g., telecommunications and data services, e.g., online services, databases, and electronic media carriers, e.g., magnetic, optical, magnetic-optical and electronic media carriers such as CD-ROM and discs), regardless of carrier and transmission technology.  This shall include the authority of the Employer to transfer use or exploitation rights in whole or in part to others or grant others the right of use or exploitation without separate consent for every individual case.  Any claims of the Employee resulting from the transfer of such rights to the Employer shall be deemed compensated for by the contractual remuneration; such remuneration shall also cover any proceeds resulting from the use and any other proceeds of the exploitation, especially from sales and/or license agreements with third parties.  The Employee shall not have any further claims for remuneration.  As a matter of precaution, the Employee hereby waives any claims to remuneration regarding the transfer of rights, unless German Law mandatorily provides for additional remuneration. The transfer of the above-mentioned rights shall remain unaffected by the expiration of the employment relationship.

The Employee is not entitled to directly or indirectly utilise his work results.

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	§ 12 Wettbewerbsverbot, Nebentätigkeit	§ 12 Prohibition of Competition, Contractual Penalty, Secondary Employment
(1)
Solange das Arbeitsverhältnis besteht, darf der Mitarbeiter im Geschäftszweig des Arbeitgebers oder der verbundenen Unternehmen und auf verwandten Gebieten weder für eigene noch für fremde Rechnung Geschäfte machen oder ein Handelsgewerbe im Geschäftszweig des Arbeitsgebers betreiben. Es ist ihm auch untersagt, sich an einem anderen Unternehmen, das sich auf diesen Gebieten betätigt, unmittelbar oder mittelbar zu beteiligen, für ein solches tätig zu werden oder ein solches Unternehmen in sonstiger Weise zu fördern. Das Gleiche gilt für Unternehmen, mit denen der Arbeitgeber in Geschäftsbeziehungen steht. Der Erwerb und das Halten von bis zu 5 % der Stimm- und Gewinnbezugsrechte an börsennotierten Gesellschaften sind jedoch gestattet.

As long as the employment relationship persists, the Employee may not engage in any activity in the branch of business of the Employer or its related companies or in related areas for his own account or for the account of a third party. He shall also be prohibited from establishing commerce in the Employer’s line of business. Furthermore, he may not ‑ directly or indirectly ‑ hold a participation in a company, which is active in the same line of business as the Employer or its related companies, and may not work for such a company or support it in any other way. The same shall apply to enterprises, which have business relationships with the Employer. The Employee shall be entitled, however, to acquire and to hold up to 5% of the voting and profit distribution rights of listed companies.

(2)
Im Übrigen dürfen Nebentätigkeiten ‑ gleich ob selbstständige oder unselbständige - nur mit vorheriger schriftlicher Zustimmung des Arbeitgebers ausgeübt werden. Hat der Mitarbeiter dem Arbeitgeber schriftlich die beabsichtigte Nebentätigkeit unter Angabe von Art, Ort und Dauer angezeigt und stehen sachliche Gründe (z. B. Beeinträchtigung der Arbeitsleistungen des Mitarbeiters, Beeinträchtigung sonstiger Interessen des Arbeitgebers) der Aufnahme der Nebentätigkeit nicht entgegen, wird der Arbeitgeber unverzüglich zustimmen. Der Arbeitgeber kann seine Zustimmung befristet oder unter einem Widerrufsvorbehalt erteilen. Die Zustimmung ist jederzeit, gegebenenfalls unter Einhaltung einer angemessenen Frist, widerruflich, sofern eine Beeinträchtigung des Arbeitsverhältnisses eintritt.

Apart from this, secondary employments ‑ whether self-employed or as an employee ‑ shall be permitted only with the prior written approval of the Employer.  If the Employee informed the Employer in writing of the envisaged activity, specifying type, place and duration, and if there are no objective reasons (e.g. impairment to the services rendered by the Employee, impairment of any other interests of the Employer) opposed to this activity, the Employer will immediately give its approval.  The Employer is entitled to give the approval only for a limited period of time or subject to the right of revocation. The consent is subject to revocation at any time if an adverse effect of the employment relationship appears, observing a reasonable notice period, if applicable.

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	§ 13 Vertragsstrafe	§ 13 Contract Penalty
(1)
In folgenden Fällen kann der Arbeitgeber von dem Mitarbeiter eine Vertragsstrafe verlangen:

•          falls der Mitarbeiter gegen die Verschwiegenheitsverpflichtungen des § 10 Absätze 3 bis 6 verstößt,

•          falls der Mitarbeiter gegen das Wettbewerbsverbot des § 12 Absatz 1 verstößt.

The Employer may require the Employee to pay a contract penalty in the following cases:

•          if the Employee breaches the confidentiality obligation pursuant to Section 10, Paragraphs 3 to 6

•          if the Employee breaches the non-competition clause pursuant to Section 12 Para. 2, Paragraph 1.

(2)	Die Vertragsstrafe fällt nur an, wenn der Mitarbeiter schuldhaft, d.h. fahrlässig oder vorsätzlich gehandelt hat.	The contract penalty shall only be applied if the Employee has acted in a culpable, i.e. negligent or intentional, manner.
(3)
Für jeden Fall der Zuwiderhandlung gegen die Verschwiegenheitsverpflichtungen oder gegen das Wettbewerbsverbot gemäß Absatz 2 hat der Mitarbeiter eine Vertragsstrafe in Höhe von einem Bruttomonatsgehalt zu zahlen. Im Fall eines Dauerverstoßes (verbotene Beteiligung an einem Konkurrenzunternehmen oder Aufnahme einer unselbständigen oder selbständigen Tätigkeit für ein Konkurrenzunternehmen von jeweils länger als einem Monat) wird die Vertragsstrafe für jeden angefangenen Monat neu verwirkt. Die Vertragsstrafe ist in ihrer Höhe auf ein Drittel des Bruttojahresgehalts gemäß § 3 Absatz 1 pro Monat und insgesamt auf maximal zwei Bruttojahresgehälter gemäß § 3 Absatz 1 begrenzt. Die Geltendmachung eines darüber hinausgehenden Schadens bleibt vorbehalten.

The Employee shall be liable to pay a contractual penalty in the amount of one month’s gross salary for every breach of the confidentiality obligation or the competition ban under the 2nd Paragraph.  In case of a continuing breach (prohibited interest in a competing company or start of independent or employment-based activity for a competing company for a period exceeding more than one month) the penalty shall be due anew for each separate month, or part thereof, that the breach continues.  The amount of the contract penalty shall be limited to one third of the gross annual salary pursuant to Section 3 Paragraph 1 per month and as a total to a maximum of two gross annual salaries pursuant to Section 3 Paragraph 1. Company‘s claim for damage compensation above and beyond such penalty remains unaffected.

	§ 14 Abtretung und Verpfändung, Pfändungen	§ 14 Assignment and Pledge, Garnishments
	Die Abtretung und Verpfändung von Vergütungsansprüchen des Mitarbeiters an Dritte ist ausgeschlossen.	Assignment and pledge of claims of the Employee for remuneration to third parties shall be prohibited.
	§ 15 Persönliche Daten	§ 15 Personal Data
(1)	Änderungen persönlicher Daten, die für das Arbeitsverhältnis von Bedeutung sein können, insbesondere Änderungen der Anschrift und des Familienstandes, sind unverzüglich mitzuteilen.	Changes of personal data that may be significant for the employment relationship, in particular changes of address and marital status, shall be reported without delay.
(2)
Der Mitarbeiter stimmt hiermit der Erhebung, Verarbeitung und Nutzung seiner Daten unter Einschluss von personenbezogenen Daten zu, soweit sie im Rahmen der Zweckbestimmung des Arbeitsverhältnisses erfolgen, insbesondere der Durchführung und Abwicklung des Arbeitsverhältnisses dienen. Das Einverständnis des Mitarbeiters erstreckt sich auch darauf, dass diese Daten Dritten, insbesondere anderen Niederlassungen von Gardner Denver oder anderen Konzernunternehmen zum Zwecke der Weiterverarbeitung im Rahmen der vorstehend geschilderten Zweckbestimmung überlassen werden.

The Employee herewith agrees to the collection, processing and usage of his date including personal data in accordance with the purposes of the employment relationship, in particular the purpose of the performance and processing of the employment relationship.  This consent of the Employee shall also cover the transfer of such data to third parties, particularly other branch offices of Gardner Denver or other group companies for further processing in accordance with the purposes described above.

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	§ 16 Gruppenunfallversicherung	§ 16 Group Accident Insurance

Der Mitarbeiter wird für die Dauer des Arbeitsverhältnisses in die gängige Gruppenunfallversicherung des Unternehmens zu den jeweils gültigen Bedingungen aufgenommen und dafür als Exempt Employee eingestuft.

Furthermore, for the duration of the employment, the Employee will be included in the standard Group Accident Insurance of the Company on the usual terms, as amended, and categorized as Exempt Employee for this purpose.

	§ 17 Ausschlussfrist	§ 17 Preclusion Period

Alle Ansprüche aus dem Arbeitsverhältnis und solche, die mit dem Arbeitsverhältnis in Verbindung stehen, sind innerhalb von drei Monaten nach Fälligkeit gegenüber der anderen Vertragspartei schriftlich geltend zu machen. Ansprüche, die nicht innerhalb dieser Frist geltend gemacht werden, sind verwirkt. Ausgenommen von dieser Ausschlussfrist sind nur Haftungsansprüche aus vorsätzlichen Schädigungen, sowie arbeitnehmerseitige Ansprüche auf den gesetzlichen Mindestlohn gemäß Mindestlohngesetz.

All claims, which are based on the employment or are connected with it, must be asserted in writing vis-à-vis the other party within a period of three months after the due date. Claims, which are not asserted in due time, shall forfeit. This term of exclusion shall not apply, however, to liability claims resulting from willful causation of damages, and claims of the Employee according to the German Minimum Wage Law.

	§ 18 Aufhebung früherer Vereinbarungen; Vertragsänderungen; Nebenabreden; anwendbares Recht; Vertragssprache; Begriffsverwendung	§ 18 Cancellation of previous Agreements; Amendments to the Contract; Subsidiary Agreements; Applicable Law; Contractual language; Use of Terms
(1)	Eventuelle frühere schriftliche oder mündliche Vereinbarungen zwischen den Parteien werden mit diesem Vertrag vollständig aufgehoben und abgelöst.	All potential prior written or verbal agreements between the Parties shall be entirely cancelled and replaced by this Contract.
(2)
Änderungen und Ergänzungen dieses Vertrags durch individuelle Vertragsabreden i. S. d. § 305 b BGB sind formlos wirksam. Im Übrigen bedürfen Änderungen und Ergänzungen des Vertrags der Schriftform; mündliche Vereinbarungen über die Aufhebung dieses Schriftformerfordernisses sind nichtig.

Changes and amendments to this Agreement based on individual binding agreements in terms of § 305 b German Civil Code do not require a specific form. Apart from this, however, changes and amendments to the Contract must be in written form; verbal agreements on the cancellation of this written form requirement are invalid.

(3)	Mündliche Nebenabreden sind nicht getroffen worden.	There are no verbal subsidiary agreements of any kind agreed.
(4)
Für das Arbeitsverhältnis gelten ergänzend die jeweils gültigen Arbeitsanordnungen und Richtlinien (policies und directives) sowie der Verhaltenskodex des Betriebes, in dem der Mitarbeiter regelmäßig eingesetzt ist.
Additional to this Employment Contract effective work orders as well as policies and directives and the Code of Conduct of the specific location where the employee is deployed regularly, apply.
(5)	Auf diesen Vertrag findet das Recht der Bundesrepublik Deutschland Anwendung.	This Contract is subject to German law.
(6)	Dieser Vertrag ist in deutscher und englischer Sprache geschlossen. Bei Widersprüchen ist der deutsche Vertragstext maßgeblich.	This Contract is concluded in the German and English languages. In case of any discrepancy, the German wording shall prevail.
(7)	Ausschließlich aus Gründen der besseren Lesbarkeit wird in diesem Vertrag einheitlich der männliche Begriff „Mitarbeiter“ verwendet; damit ist keinerlei Diskriminierung von Mitarbeiterinnen verbunden.	Only for reasons of improved readability this Contract consistently provides for the masculine term “Employee”; this does in no way involve any discrimination of female employees.

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	§ 19 Teilunwirksamkeit	§ 19 Partial Invalidity

Sollten einzelne Bestimmungen dieses Vertrages unwirksam sein, wird hierdurch die Wirksamkeit des übrigen Vertrages nicht berührt. Die unwirksame Bestimmung ist durch eine Regelung zu ersetzen, die dem Zweck der weggefallenen Bestimmung am nächsten kommt.

Should individual provisions of this agreement be invalid, it shall be without prejudice to the validity of the other provisions. The invalid provision shall be replaced by a provision, which most closely effects the purpose of the invalid provision.

	§ 20 Wahrung der Interessen des Arbeitgebers	§ 20 Protecting the Interests of the Employer
(1)	Der Mitarbeiter hat die Interessen des Arbeitgebers wahrzunehmen und in jeder Hinsicht zu fördern.	The Employee shall represent the interests of the Employer and promote them in all respects.
(2)
Geschäftliche Verbindungen mit Lieferanten, Kunden und sonstigen Geschäftspartnern dürfen nicht zum persönlichen Vorteil genutzt werden. Informationen aus dem geschäftlichen Bereich dürfen nicht privat genutzt werden. Im Interessenbereich des Arbeitgebers dürfen Privatgeschäfte nicht vorgenommen werden.

The Employee shall not use business contacts with suppliers, customers and other business partners for his personal benefit. Information from business transactions shall not be used for private purposes.  No private business transactions shall be carried out within the Employer’s sphere of interest.

(3)
Nicht geringfügige Geschenke oder andere Vorteile von Personen, die mit dem Arbeitgeber in Geschäftsverbindung stehen oder eine solche anstreben, darf der Mitarbeiter nicht annehmen. Im Zweifelsfall  dürfen Geschenke und Vorteile nur nach vorheriger schriftlicher Zustimmung des Arbeitgebers angenommen werden. Der Mitarbeiter ist verpflichtet, etwaige Angebote von Geschenken und anderen Vorteilen dem Arbeitgeber unverzüglich mitzuteilen.

The Employee shall not accept any gifts or other benefits, which are not of minimal value, from persons having or striving for a business relationship with the Employer.  In case of doubt, the Employee shall accept gifts and benefits only with the prior written consent of the Employer.  The Employee is obligated to report any offers of gifts and other benefits to the Employer without delay.

	§ 21 Hinweis auf die Einhaltung des Allgemeinen Gleichbehandlungsgesetzes (AGG)	§ 21 Information on Compliance with the General Equal Treatment Act (AGG)

Ziel des Arbeitgebers ist es, jede Benachteiligung, die sich aus Gründen der Rasse oder wegen der ethnischen Herkunft, des Geschlechts, der Religion, der Weltanschauung, einer Behinderung, des Alters oder der sexuellen Identität ergibt, zu verhindern bzw. zu beseitigen. Aus diesem Grund fordert der Arbeitgeber von allen seinen Mitarbeitern, Benachteiligungen und Diskriminierungen betreffend die o. g. Kriterien zu unterlassen. Sollten solche Benachteiligungen oder Belästigungen trotzdem auftreten, wird der Arbeitgeber mit entsprechenden Maßnahmen reagieren und solche Fälle für die Zukunft verhindern. Mitarbeiter, die diskriminierende Äußerungen oder Handlungen vornehmen, müssen mit Disziplinarmaßnahmen, wie z. B. Ermahnungen, Abmahnungen, und Versetzungen sowie in besonders schwerwiegenden Fällen mit der Kündigung ihres Arbeitsverhältnisses, rechnen.

The objective of the Employer is to prevent and eliminate all forms of discrimination based on race or ethnic origin, gender, religion and philosophy of life, handicap, age or sexual identity. For this reason, the Employer demands from all employees to refrain from any discrimination regarding the above-mentioned criteria.  Should such discrimination or harassment occur nonetheless, the Employer will react to this by taking respective action and prevent such cases for the future.  Employees involved in discriminatory remarks and actions will have to face disciplinary measures, e.g. admonitions, warnings, and transfers and, in particularly serious cases, the termination of their employment relationship.

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Simmern, den

CompAir Drucklufttechnik –
Zweigniederlassung der
Gardner Denver Deutschland GmbH

/s/ Thomas Kurth	/s/ E. Franz
Thomas Kurth	ppa. E. Franz
Geschäftsführer	Financial Director

(Arbeitgeber / Employer)

, den. 29-Apr-2016

/s/ Enrique Minarro Viseras
Enrique Minarro Viseras

(Mitarbeiter / Employee)

Seite 14 von 14